UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2011

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2011, A123 Systems, Inc. (the “Company”) appointed Richard E. Johnson, age 48, to serve as Vice President, Global Controller of the Company and Chief Accounting Officer, and, in connection therewith, the Company also appointed Mr. Johnson as the Company’s principal accounting officer,  effective as of July 26, 2011.   Mr. Johnson succeeds David Prystash as the Company’s principal accounting officer.

Mr. Johnson has more than twenty-five years of finance experience and previously, from February 2008 to May 2011, he served as the Vice President, Finance and Corporate Controller for GT Solar International, Inc. (“GT Solar”).  Mr. Johnson also served as the principal accounting officer for GT Solar from June 2008 to May 2011 and the Chief Accounting Officer for GT Solar from March 2010 to May 2011.  Prior to that, Mr. Johnson served in several senior financial positions with Ocean Spray Cranberries, Inc. since May 2002, including most recently, as the Director, Corporate Controller from August 2004 until February 2008.  Mr. Johnson holds a B.S. in Accountancy from Bentley College and an MBA from Southern New Hampshire University.

In connection with Mr. Johnson’s employment, the Company executed an employment offer letter (the “Offer Letter”) with Mr. Johnson dated June 23, 2011.  Under the terms of the Offer Letter, Mr. Johnson is entitled to an annual base salary in the amount of $220,000, as well as a signing bonus of up to $20,000. Mr. Johnson will also be entitled to receive an annual cash performance bonus up to a maximum of 40% of his base salary under the Company’s Management Bonus Program.  Mr. Johnson’s eligible bonus payment for the calendar year 2011 will be based on the achievement of individually established and company goals and will be prorated according to the month he joined the company.  Mr. Johnson’s actual bonus for 2011 may range from zero to 20% of his 2011 annual salary.

Following commencement of his employment, the Board granted Mr. Johnson a stock option for the purchase of 26,000 shares of the Company’s common stock as well as a grant for 15,000 restricted stock units under the Company’s 2009 Stock Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: July 27, 2011	By:	/S/ Eric Pyenson
Eric Pyenson
Vice President and General Counsel